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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)


                      3-Dimensional Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88554W104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)

    [X] Rule 13d-1(c)

    [ ] Rule 13d-1(d)

--------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  2  OF 13  PAGES
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        LUXEMBOURG
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            1,040,327
                        --------------------------------------------------------
    NUMBER OF           6   SHARED VOTING POWER
     SHARES
   BENEFICIALLY             -0-
    OWNED BY            --------------------------------------------------------
      EACH              7   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 1,040,327
      WITH              --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,215,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  3  OF 13  PAGES
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ABINGWORTH BIOVENTURES III A L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            87,850
                        --------------------------------------------------------
    NUMBER OF           6   SHARED VOTING POWER
     SHARES
   BENEFICIALLY             -0-
    OWNED BY            --------------------------------------------------------
      EACH              7   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 87,850
      WITH              --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,215,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  4  OF 13  PAGES
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ABINGWORTH BIOVENTURES III B L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            53,627
                        --------------------------------------------------------
    NUMBER OF           6   SHARED VOTING POWER
     SHARES
   BENEFICIALLY             -0-
    OWNED BY            --------------------------------------------------------
      EACH              7   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 53,627
      WITH              --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,215,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  5  OF 13  PAGES
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ABINGWORTH BIOVENTURES III C L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            32,123
                        --------------------------------------------------------
    NUMBER OF           6   SHARED VOTING POWER
     SHARES
   BENEFICIALLY             -0-
    OWNED BY            --------------------------------------------------------
      EACH              7   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 32,123
      WITH              --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,215,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  6  OF 13  PAGES
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ABINGWORTH BIOVENTURES III EXECUTIVES L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [ ]
                                                                   (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER

                            1,400
                        --------------------------------------------------------
    NUMBER OF           6   SHARED VOTING POWER
     SHARES
   BENEFICIALLY             -0-
    OWNED BY            --------------------------------------------------------
      EACH              7   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 1,400
      WITH              --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,215,327 SHARES OF COMMON STOCK (SEE ITEM 4(a) OF ATTACHED SCHEDULE)
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  7  OF 13  PAGES
----------------------                                    ----------------------

ITEM 1.          (a)     NAME OF ISSUER

                         3-Dimensional Pharmaceuticals, Inc.

                 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                         665 Stockton Drive Suite 104, Exton, Pennsylvania 19341-1151

ITEM 2.          (a)     NAME OF PERSON FILING:

                         Abingworth Bioventures SICAV, in liquidation
                         ("Abingworth SICAV"), Abingworth Bioventures III A L.P. ("Abingworth III A"), Abingworth Bioventures III B L.P. ("Abingworth III B"), Abingworth Bioventures III C L.P. ("Abingworth III C") and Abingworth Bioventures Executives L.P. ("Abingworth III Executives"). See attached Exhibit 1, which is a copy of their agreement in writing to file this statement on behalf of each of them.

                 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                         RESIDENCE:

                         The business address for Abingworth SICAV is 231 Val des Bons Malades, L-2121, Luxembourg-Kirchberg, Luxembourg. The business address for Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives is c/o Abingworth Management Limited, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.

                 (c)     CITIZENSHIP:

                         Abingworth SICAV is a corporation organized under the laws of Luxembourg. Abingworth III A, Abingworth III B and Abingworth III C are limited partnerships organized under the laws of England. Abingworth III Executives is a limited partnership organized under the laws of Delaware.

                 (d)     TITLE OF CLASS OF SECURITIES:

                         Common Stock, par value $.001 per share.

                 (e)     CUSIP NUMBER:

                         88554W104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a) [ ] Broker or dealer registered under section 15 of the Exchange Act;

                 (b) [ ]  Bank as defined in section 3(a)(6) of the Exchange
                          Act;

                 (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act;

                 (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;

                 (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                 (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  8  OF 13  PAGES
----------------------                                    ----------------------

                          1(b)(1)(ii)(F);

                 (g) [ ] A parent holding company or control person in accordance with Rule13d-1(b)(1)(ii)(G);

                 (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                 (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                 (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not applicable.

ITEM 4.          OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in

                 (a)       AMOUNT BENEFICIALLY OWNED:

                           Each of Abingworth SICAV, Abingworth III A,
                           Abingworth III B, Abingworth III C and Abingworth III Executives may be deemed to beneficially own 1,215,327 shares of Common Stock as of December 31, 2001.

                           Abingworth SICAV was the record owner of 1,040,327 shares of Common Stock as of December 31, 2001. Abingworth III A was the record owner of 87,850 shares of Common Stock as of December 31, 2001. Abingworth III B was the record owner of 53,627 shares of Common Stock as of December 31, 2001. Abingworth III C was the record owner of 32,123 shares of Common Stock as of December 31, 2001. Abingworth III Executives was the record owner of 1,400 shares of Common Stock as of December 31, 2001. (The shares held of record by Abingworth SICAV, Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives are referred to collectively herein as the "Record Shares"). By virtue of their relationship as affiliated entities, each of Abingworth SICAV, Abingworth III A, Abingworth III B, Abingworth III C and Abingworth III Executives may be deemed to beneficially own all of the Record Shares as of December 31, 2001.

                 (b) PERCENT OF CLASS: Abingworth SICAV: 5.5%; Abingworth III A: 5.5%; Abingworth III B: 5.5%; Abingworth III
                           C:  5.5%; Abingworth III Executives: 5.5%.

                           The foregoing percentage is calculated based on 21,970,616 shares of Common Stock reported by the Issuer to be outstanding as of September 30, 2001 in its report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE  9  OF 13  PAGES
----------------------                                    ----------------------


                 (c)       NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                           Reference is made to Items Nos. 5-8 of the Cover
                           Sheet.

                           Each of Abingworth SICAV, Abingworth III A,
                           Abingworth III B, Abingworth III C and Abingworth III Executives, expressly disclaims beneficial ownership of any shares of Common Stock of 3-Dimensional Pharmaceuticals, Inc. except, in the case of Abingworth SICAV, for the 1,040,327 shares of Common Stock that it holds of record, in the case of Abingworth III A, for the 87,850 shares of Common Stock that it holds of record, in the case of Abingworth III B, for the 53,627 shares of Common Stock that it holds of record, in the case of Abingworth III C, for the 32,123 shares of Common Stock that it holds of record, and in the case of Abingworth III Executives, for the 1,400 shares of Common Stock that it holds of record.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not applicable.

ITEM 10.         CERTIFICATION.

                 By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE 10  OF 13  PAGES
----------------------                                    ----------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002.


ABINGWORTH BIOVENTURES SICAV, IN LIQUIDATION

By:    /s/ M.-Rose Dock
       -----------------------------------
       Name:  M.-Rose DOCK

Title: Liquidator
       -----------------------------------


By:    /s/ Gerard Muller
       -----------------------------------
       Name:  Gerard Muller

Title: Mandatory
       -----------------------------------



ABINGWORTH BIOVENTURES III A L.P.

By:    Abingworth Management Limited, its Manager

By:    /s/ James Abell
       -----------------------------------
       Name:  James Abell
       Title: Executive Director



ABINGWORTH BIOVENTURES III B L.P.

By:    Abingworth Management Limited, its Manager

By:    /s/ James Abell
       -----------------------------------
       Name:  James Abell
       Title: Executive Director

----------------------                                    ----------------------
CUSIP NO.    88554W104               13G                  PAGE 11  OF 13  PAGES
----------------------                                    ----------------------

ABINGWORTH BIOVENTURES III C L.P.

By:    Abingworth Management Limited, its Manager

By:    /s/ James Abell
       -----------------------------------
       Name:  James Abell
       Title: Executive Director


ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By:    Abingworth Management Limited, its Manager

By:    /s/ James Abell
       -----------------------------------
       Name:  James Abell
       Title: Executive Director